EXHIBIT 23.2

CONSENT OF KPMG LLP

The Board of Directors

Power Integrations, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Power Integrations, Inc. of our report dated January 22, 2004, with respect to the consolidated balance sheets of Power Integrations, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2003, and the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Power Integrations, Inc.

/s/    KPMG LLP

Mountain View, California

September 14, 2004